Exhibit 99.1

Provention Bio Announces Appointment of Rita Jain, M.D., to Board of Directors

RED BANK, N.J., January 5, 2023 /PR Newswire/ — Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced the appointment of Rita Jain, M.D., to the Company’s Board of Directors. Dr. Jain is a biotechnology industry veteran with more than two decades of experience in pharmaceutical development across her time with ChemoCentryx, Inc., AbbVie, Abbott Laboratories, and G.D. Searle and Co. prior to the latter’s merger with Pharmacia & Upjohn and subsequent acquisition by Pfizer.

“Rita brings extensive drug development experience to Provention Bio across a wide range of therapeutic areas including autoimmune and metabolic diseases,” said Wayne Pisano, Chairman of the Board of Provention Bio. “Rita’s demonstrated track record in leading corporate strategy formulation and the execution of global, commercial programs makes her a strong addition as we look to expand the experience of our Board to support this new, exciting chapter in the Company’s evolution. We look forward to Rita’s governance, advice and counsel as we advance the commercial launch of TZIELD™ (teplizumab-mzwv) in the U.S. and move towards the establishment of a global franchise.”

“The FDA approval and U.S. commercial launch of TZIELD™ is a paradigm-shifting moment for people who may develop type 1 diabetes and I am truly excited to be a part of this journey,” said Dr. Jain. “It is an honor to join Provention’s Board and partner with the leadership team in support of the Company’s mission to intercept and prevent life-threatening and debilitating autoimmune diseases.”

Dr. Jain, a board-certified rheumatologist, currently serves as a member of the supervisory board of AM Pharma and previously served on the Board of Directors of ChemoCentryx, Inc. until its acquisition by Amgen. She previously served as Executive Vice President, Chief Medical Officer of ChemoCentryx, Inc., Chief Medical Officer of Immunovant, Inc. and prior to that, Senior Vice President and Chief Medical Officer of Akebia Therapeutics, Inc. Before joining Akebia, Dr. Jain served as Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie, Inc., where she was responsible for leading the design and execution of multiple late-stage programs, including for Orilissa® and Oriahnn®, and in various leadership roles at Abbott Laboratories, including Divisional Vice President. She has also led programs across a diverse set of therapeutic areas, including inflammation, pain, immunology, and nephrology. Prior to her time at Abbott, she held management positions in the Arthritis, Inflammation and Pain Group at G.D. Searle, which was acquired by Pharmacia and, later, Pfizer. Earlier in her career, Dr. Jain served as a faculty member at North Shore University Hospital in New York. Dr. Jain received her M.D. from the State University of New York at Stony Brook School of Medicine and her B.S. in Biology from Long Island University/C.W. Post.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a commercial-stage biopharmaceutical company focused on advancing the development and commercialization of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including T1D, celiac disease and lupus. Visit www.proventionbio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the contributions of the Company’s new director and the commercial launch of TZIELD™. These statements may be identified by the use of forward-looking words and phrases such as “look forward” and “advance” among others. These forward-looking statements are based on the Company's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, failure to maintain FDA approval for TZIELD™; the planned commercial launch in the US for TZIELD™ may not be successful in part or at all for various reasons including the actual market size and drug supply needed may not be consistent with the company's expectations and its executed commercial readiness plans; the degree to which TZIELD™ is accepted by patients and prescribed by physicians; the efficiency of our manufacturing, sales, distribution and specialty pharmacy network in getting TZIELD™ to the market and future economic, competitive, reimbursement and regulatory conditions that could negatively impact the commercial launch of TZIELD™; the post-marketing commitment studies for TZIELD™ may not yield data consistent with prior results; we may not be able to execute on our business plans including meeting our expected or planned regulatory milestones and timelines, clinical development plans and successfully bringing our product candidates to market, for various reasons, including factors outside of the Company's control, such as possible limitations of Company financial and other resources, competition, manufacturing limitations that may not be anticipated or resolved for in a timely manner or at all, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates, the potential for noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; competition and the risks listed under “Risk Factors” in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Kristen Kelleher, Manager, Investor Relations
investorrelations@proventionbio.com

Media Contact:

Kaelan Hollon, VP, Corporate Communications
khollon@proventionbio.com
202-421-4921